Final – 8/22/05, 8:00 am

Emmis Television Asset Acquisition Conference Call Script

Operator:
Good morning, and welcome to the Journal Communications Conference Call. As a reminder, this call is being taped….

And now, I’d like to turn the call over to Sara Wilkins, Director of Investor Relations for Journal Communications.

Sara:
Thank you, operator, and welcome everyone. We appreciate your joining us today, especially on such short notice. Today we announced the acquisition of three television stations from Emmis Communications Corporation, and we have members of our senior management team here today to discuss the transaction with you, including Steven Smith, Chairman of the Board and Chief Executive Officer, Paul Bonaiuto, Executive Vice President and Chief Financial Officer, and Douglas Kiel, President of Journal Communications and CEO of Journal Broadcast Group.

I would like to remind you that certain statements in this call are “forward-looking statements” and are subject to certain risks, trends and uncertainties and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Included in today’s call are discussions on certain non-GAAP calculations. We believe these to be the most useful method for us and for our investors to value the transaction.

And now, I would like to turn the call over to Steve Smith. Please go ahead, Steve.

Steve:
Thank you, Sara, and good day, everyone. Let me also thank you for joining us on such short notice. Today we announced that our Journal Broadcast Group subsidiary has agreed to purchase three television stations from Emmis Communications Corporation for $235 million in cash.

The stations are FOX affiliate WFTX-TV, FOX4 (Channel 36), in Fort Myers/Naples, Florida; ABC affiliate KGUN-TV, Channel 9, in Tucson, Arizona; and CBS affiliate KMTV, Channel 3, in Omaha, Nebraska.

The acquisition makes a tremendous amount of sense for Journal and we are very enthusiastic about it. It is very much in line with our strategic plan to add television stations in our existing radio growth markets as well as in new mid-size growth markets. We believe that owning multiple media platforms in a single market helps drive a superior operating and financial performance. As you know we already own leading radio clusters in Tucson and Omaha, so this acquisition enhances our local presence in those two dynamic markets. While we don’t own radio currently in Fort Myers/Naples, it is one of the top-10 fastest growing markets in the country and we’re excited to enter it.

The acquisition will provide us with our fourth ABC affiliate, our second FOX affiliate and our first CBS affiliate.

We believe the acquisition makes great sense financially too, given the growth opportunities in these markets, the position of the stations, the potential for immediate cost savings and the tax advantages associated with purchasing assets. We see the blended 2005-2006 EBITDA multiple for these three stations at just under 14x, and adjusted for the present value of tax benefits, at slightly more than 11x – excluding one-time costs.

We also like the size of the transaction. It will increase our TV broadcasting revenues by nearly 50%, on a pro forma basis, compared to 2004 – but at the same time we can comfortably finance it out of our existing bank facility. At less than 1.5x debt to EBITDA on a pro forma basis, it will leave us with plenty of financial flexibility for future opportunities.

When we evaluated the Emmis television group, these were clearly the three stations we identified as making tremendous strategic sense for Journal – given our existing radio presence, the market sizes and their growth characteristics. We will have significant opportunity to leverage the resources and strengths of our existing broadcast operations in Omaha and Tucson to better serve our viewers and advertisers in those markets. Our due diligence and station visits confirmed that the stations are already well positioned in their markets, and we believe there is additional upside. Upon closing, we expect to integrate quickly and focus on driving incremental value, including immediate cost-savings.

Let me tell you a bit more about these three exceptional markets.

According to 2004 Nielsen Media Research, Fort Myers is the 68th largest television market in the country and 54th in revenue rank. Tucson is the 72nd largest and 63rd in revenue rank. And Omaha is the 76th largest and 65th in revenue rank. Let me provide you with a few more detailed comments about each of the three markets and the stations we’re acquiring.

KGUN-TV, the ABC station in Tucson, is among the three market leaders in early morning and late-night news. The station programs 19.5 hours of local news per week.

Tucson has a current population of 1.3 million, which has grown 218% from 1960-2000 and 28% since 1990. It continues to witness population growth exceeding national averages, with 4% year-over-year population growth over the past few years. Retail sales in Tucson are expected to grow 5% annually over the next 4 years.

Journal Broadcast Group has been in the Tucson radio market since 1995 and owns four stations, including the market leader among women 25-54-years-old, KMXZ-FM, “The Mix.” Our plan in each TV/ radio combination market includes maximizing revenue opportunities by creating solutions for our advertisers, taking advantage of efficiencies to control costs and creating the best local programming bolstered by cross promotion in order to spur growth. As an example of cost control, in Tucson we will likely co-locate all of our stations in one building.

KMTV in Omaha will be Journal’s first CBS affiliate station, and we like the network diversification it adds to our group. KMTV has a strong syndication line-up and lead share in early-fringe. The station programs 19.5 hours of news per week and presents an opportunity for ratings improvement in its news product.

Omaha has seen steady population growth over the past five decades. Its attractive demographics include a high concentration of employment in finance, insurance and real estate. Omaha’s diversified economy helps keep the unemployment rate below the national average, and the city is among the top 25 areas in the country to live, according to the May 2005 edition of Forbes magazine.

In Omaha, Journal has a great cluster of radio stations. We own 5 FM and 3 AM stations, including Z-92, our “Rock” station, which is #1 25-54, 18-49 and 18-34 Adults. In total, our radio stations in Omaha have a combined 35 market share of adults 25-54-years-old. As you can readily see, this terrific radio cluster will create an exceptional partner for KMTV in Omaha.

WFTX-TV in Fort Myers/Naples is the #2-rated station in late news. It boasts a strong FOX sports lineup with NFL, Major League Baseball and NASCAR. We see an opportunity to leverage FOX4‘s news success as we go into next year’s political season in Florida.

The Fort Myers/Naples DMA grew a remarkable 885% from 1960-2000, with continued strong growth forecast for the area through 2010 and beyond. Regionally, southwest Florida experienced 18% population growth over the past 5 years. Fort Myers/Naples was recently named as the best performing city in the nation for job growth by the Milikin Institute.

We are also thrilled to add a number of talented broadcast professionals as a part of this acquisition. One of the many benefits of increasing scale in the television business is creating the opportunity for Journal to enhance our reputation as a excellent place for motivated, talented broadcasters to work.

The transaction is subject to Federal Communications Commission and other regulatory approval. We anticipate closing of the WFTX and KGUN acquisitions in late 2005. At the same time, we will acquire certain assets of KMTV and Journal Broadcast Group will begin programming KMTV under a local marketing agreement.

Note that the FCC will require us to divest two or three of our Omaha radio stations. We will begin that process promptly.

And now I would like to turn the call over to Paul to discuss a number of financial metrics.

Paul:
Thank you, Steve, and good day, everyone.

As Steve said, we are acquiring the three television stations for $235 million in cash. Let me give you a sense for valuation. We estimate current year revenue and EBITDA for the three stations at approximately $43 million and $14.3 million, respectively. On top of that we project approximately $1.8 million in immediately realizable cost savings, which I’ll describe in more detail in a minute. Therefore, the pro forma 2005 EBITDA multiple is approximately 14.6x.

However, when looking at multiples, we assess performance over a blended two-year cycle, thereby smoothing the bi-annual effect of political advertising. The purchase price of $235 million represents an approximate multiple of 13.8 x EDITDA for the blended period of 2005 and 2006. However, this multiple does not reflect the rather significant tax shield from the step-up in value for these stations, based on the fact this is a purchase of assets. The present value of this benefit is in excess of $40 million, which essentially drives the EBITDA multiple down to 11.3x blended 2005 and 2006. These multiples do not include the effect of one-time costs which we expect to incur during 2006.

We also expect that the acquisition will be accretive to both EPS and free cash flow for 2006.

As I mentioned, we project annual cost savings for the aggregate group of approximately $1.8 million. These savings are predominantly in Omaha and Tucson, where we have identified a number of efficiencies associated with combining these newly acquired television stations with our existing in-market radio operations.

This acquisition can be easily financed through our current credit facility. However, we will explore the benefits of negotiating a larger facility to preserve our financial flexibility. As of the end of the second quarter, our debt stood at approximately $40 million. If we add the purchase price of $235 million, plus estimated transaction costs of $5 million, we would have pro-forma debt, at close, of approximately $280 million. This level of debt would represent a ratio of 1.7x debt to 2004 EBITDA, but we expect that the actual ratio, on a trailing basis, will probably be below 1.5x based on 2005 debt and EBITDA numbers.

Remember that we are a significant generator of cash, so we would expect to significantly reduce our long-term debt over the next few years.

And now I would like to turn the call over to Steve for a wrap up.

Steve:
This is an exciting day for Journal Communications, Journal Broadcast Group, our employees and shareholders. We are adding to our portfolio of leading television stations two outstanding cross-ownership opportunities in high-growth Journal markets, as well as a significant new growth market. Further, we are delivering on our growth strategy while exercising prudent financial discipline, which should result in immediate earnings and free cash flow accretion and long-term upside opportunities.

Operator, this concludes my remarks. You may begin the question and answer session.

Operator:
Ladies and gentlemen, if you would like to ask a question, please press star 1 on your touchtone phones….

[Q & A]

As there are no more questions, I will turn the call over to Sara Wilkins for concluding remarks.

Sara:
Once again, thank you all for joining us on today’s call. We appreciate your interest in Journal Communications. As a reminder, a replay of the call will be available today through August 24. Please refer to today’s press release for the dial-in information for the replay of the call.

Also, an archive of the webcast will also be available today through September 6 at www.journalcommunications.com/investors.